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EMISSION CONTROLS CORP.
(FORMERLY, ALLIANCE BROADCASTING GROUP, INC.)
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
As at December 31, 2002 & 2001
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						ASSETS			2002		2001
CURRENT ASSETS:
   Cash & cash equivalents				    		$420,320        $883
   Receivables from officers & shareholder				  42,005	  -
   Other receivable							   6,373 	  -
        Total current assets						$468,698 	 883

PROPERTY AND EQUIPMENT, net 						  81,829       6,300

INTANGIBLES
   Product license, patent,, enhancements, net				 706,635 	  -

OTHER ASSETS
   Deposits								   9,000 	  -
								      $1,266,162      $7,183

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Accounts payable and accrued expenses			      $ 567,680     $260,676

LONG TERM LIABILITIES:
   Note payable								250,000      250,000

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
   Common stock, class A, $0.0075 par value; Authorized shares
     200,000,000; Issued and outstanding shares 142,040,952 at
     December 31, 2002 5,731,950 at December 31, 2001		      1,073,745    1,731,950
   Common stock, class B, $0.0005 par value; Authorized shares
     10,000,000; Issued and outstanding shares 8,000,000 at
     December 31, 2002 none at at December 31, 2001			  4,000		 -
   Additional paid-in capital					      3,403,389 	 -
   Discount on common stock						   -       (744,550)
   Shares to be issued, 1,670,113 shares of common stock		383,157		 -
   Shares to be cancelled, 11,200,000 shares of common stock	    (1,463,000)		 -
   Subscription receivable					      (122,042)     (80,258)
   Accumulated deficits						    (2,830,767)  (1,410,635)
        Total stockholders' equity (deficit)			        448,482    (503,493)
								     $1,266,162       $7,183
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